Exhibit 4.1

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

THIS SECURITY AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.  THE TRANSFER OF THIS SECURITY AND THE SECURITIES ISSUABLE UPON ITS CONVERSION ARE ALSO SUBJECT TO CERTAIN TRANSFER RESTRICTIONS CONTAINED IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED AS OF NOVEMBER 18, 2005, BETWEEN THE COMPANY AND THE HOLDER.

INCYTE CORPORATION

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$10,000,000	Wilmington, Delaware
[ ]

INCYTE CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of Pfizer Overseas Pharmaceuticals (the “Holder”), or its permitted assigns, the principal sum of Ten Million dollars ($10,000,000), on [                                     ] (the “Maturity Date”), subject to prior prepayment in accordance with the provisions hereof.  The Company will not pay interest on the principal amount of this Note.  Payment for all amounts due under this Note shall be made upon the surrender of this Note to the Company at its principal executive offices (or such other office within the United States as shall be designated by the Company to the Holder), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  All amounts payable in cash with respect to this Note shall be made by wire transfer to the Holder; provided that if the Holder shall not have furnished wire instructions in writing to the Company on or prior to the third Business Day immediately prior to the date on which the Company shall make such payment, such payment may be made by U.S. dollar check mailed to the address of the Holder as such address shall appear in the Company’s note register.  This Note is issued pursuant to that certain Note Purchase Agreement between the Company and the Holder, dated as of November 18, 2005 (the “Purchase Agreement”) and in connection with a Collaborative Research and License Agreement dated as of November 18, 2005 by and between the Company and Pfizer Inc. (the “License Agreement”).  The Holder of this Note is entitled to the benefits of the registration rights provisions set forth in the Purchase Agreement.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.                                       Definitions.  As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(a)                                  “Adjustment Event” has the meaning specified in Section 5.5(k).

(b)                                 “Affiliate” of any specified Person means any other Person that controls, is controlled by or is under common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative to the foregoing.

(c)                                  “Board of Directors” means the Board of Directors of the Company or a committee of such Board duly authorized to act for it hereunder.

(d)                                 “Business Day” means  any day except a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

(e)                                  “Closing Sale Price” of the shares of Common Stock or other equity securities on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which shares of Common Stock or other equity securities are traded or, if the shares of Common Stock or other equity securities are not listed on a United States national or regional securities exchange, as reported by the Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such quotations, the Company shall be entitled to determine the Closing Sale Price on the basis it considers appropriate, which pricing shall be consistent with any price determined under the outstanding 3½% Convertible Subordinated Notes due 2011 of the Company and in any case shall be determined by a method approved by the Holder (which approval shall not be unreasonably withheld). The Closing Sale Price shall be determined without reference to extended or after hours trading.

(f)                                    “Commission” means the United States Securities and Exchange Commission or any successor agency.

(g)                                 “Company” includes any corporation that shall succeed to or assume the obligations of the Company under this Note.

(h)                                 “Common Stock” means any stock of any class of the Company that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and that is not subject to

*** Confidential material redacted and filed separately with the Commission.

redemption by the Company.  Subject to the provisions of Section 5.6, however, shares issuable on conversion of Notes shall include only shares of the class designated as common stock of the Company at the date of the Purchase Agreement (namely, the Common Stock, $.001 par value) or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and that are not subject to redemption by the Company; provided, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

(i)                                     “Conversion Notice” has the meaning specified in Section 5.2.

(j)                                     “Conversion Price” has the meaning specified in Section 5.4.

(k)                                  “Current Market Price” has the meaning specified in Section 5.5(g).

(l)                                     “Designated Event” means that any of the following has occurred:

(i)                                     any Person or group that is a *** becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the outstanding Voting Securities or voting power over Voting Securities of (x) the Company or (y) any one or more Persons which are direct or indirect parent holding companies of the Company or  Affiliates controlling the Company (the Company, together with the Persons described in clause (y), each hereinafter referred to, individually, as an “Incyte Group Company” and, collectively, as the “Incyte Group Companies”); or

(ii)                                  any Incyte Group Company enters into an agreement with any Person or group that is a *** providing for the sale or disposition of all or substantially all of the assets of the Incyte Group Companies, on a consolidated basis; or

(iii)                               any Incyte Group Company enters into an agreement with any Person or group providing for a merger, reorganization, consolidation or other similar transaction (or series of related transactions) of any Incyte Group Company with such Person or any Affiliate of such Person, in each case, that is a *** (other than with any of the Incyte Group Company’s Wholly-Owned Subsidiaries) or with such group that contains a ***, that results in the stockholders of the applicable Incyte Group Company immediately before the occurrence of such transaction (or series of transactions) beneficially owning less than a majority of the outstanding Voting Securities or voting power over Voting Securities of the surviving or newly-created entity in such transaction (or series of transactions); or

(iv)                              any Incyte Group Company, or any Subsidiary thereof or Affiliate controlling any Incyte Group Company, purchases, repays, redeems or otherwise acquires, in each case for cash, at any time or from time to time on or after the date of the Purchase Agreement, beneficial ownership (or enters into any agreement to do the same) of any Indebtedness (other than (x) the 5.5% Convertible Subordinated Notes Due 2007

*** Confidential material redacted and filed separately with the Commission.

of the Company currently outstanding or (y) Senior Indebtedness) in an aggregate cumulative principal amount equal to or greater than $188,000,000; or

(v)                                 any Incyte Group Company enters into an agreement with any Person providing for the matters described in subsection (i) or (ii) above; or

(vi)                              the Common Stock (or other common stock into which this Note is then convertible) is neither listed for trading on a United States national or regional securities exchange nor approved for trading on the Nasdaq National Market.

For purposes of this Section 1(l) only: (A) references to any Incyte Group Company shall be deemed to include all successors in any merger, consolidation, reorganization or similar transaction (or series of related transactions) preceding any transaction (or series of related transactions) described above; (B) ”beneficial ownership” (and other correlative terms) means beneficial ownership as defined in Rule 13d-3 under the United States Securities and Exchange Act of 1934, as amended; it being understood and agreed that “beneficial ownership” shall also include any securities which any Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; (C) ”group” means group as defined in the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof; (D) ”control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) of an entity means possession, direct or indirect, of  (I) the power to direct or cause direction of the management and policies of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (II) at least fifty percent (50%) of the Voting Securities (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of such entity; and (E) ”***” means (x) any *** that had ***, (y) any one or more Persons that are direct or indirect parent holding companies of subsidiaries of the *** described in clause (x) above, or (z) any Affiliate of the *** described in clause (x) above.

(m)                               “Designated Event Expiration Time” has the meaning specified in Section 4.3(b).

(n)                                 “Designated Event Notice” has the meaning specified in Section 4.3(b).

(o)                                 “Designated Event Prepayment Amount” has the meaning specified in Section 4.3(a).

(p)                                 “Designated Event Prepayment Date” has the meaning specified in Section 4.3(a).

(q)                                 “Designated Event Prepayment Notice” has the meaning specified in Section 4.3(a).

(r)                                    “Determination Date” has the meaning specified in Section 5.5(k)

(s)                                  “Distributed Property” has the meaning specified in Section 5.5(d).

(t)                                    “Ex-Dividend Date” has the meaning specified in Section 5.5(d).

(u)                                 “Expiration Time” has the meaning specified in Section 5.5(f).

(v)                                 “Fair Market Value” has the meaning specified in Section 5.5(g).

(w)                               “FTC” has the meaning specified in Section 5.10.

(x)                                   “Governmental Authority” means any court, agency, department or other instrumentality of any foreign, federal, state, county, city or other political subdivision.

(y)                                 “HSR Act” has the meaning specified in Section 5.10.

(z)                                   “Holder” has the meaning specified in the preamble of this Note.

(aa)                            “Indebtedness” means, with respect to any Person, and without duplication, (i) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Person in respect of overdrafts, foreign exchange contracts, commodity contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services; (ii) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances; (iii) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capital lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property or personal property or assets which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or assets and thereby guarantee a minimum residual value of the leased property or assets to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property or assets; (iv) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (v) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (i) through (iv); (vi) any indebtedness or other obligations described in clauses (i) through (v) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and (vii) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind or type described in clauses (i) through (vi).

(bb)                          “Maturity Date” has the meaning specified in the preamble of this Note.

(cc)                            “Non-Payment Default” has the meaning specified in Section 3.2(a).

(dd)                          “Notes” means this Note and any other note issued pursuant to the Purchase Agreement and held by the Holder or one of its Affiliates or permitted assignees thereunder.

(ee)                            “Payment Blockage Notice” has the meaning specified in Section 3.2(a).

(ff)                                “Payment Default” has the meaning specified in Section 3.2(a).

(gg)                          “Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

(hh)                          “Prepayment Election Amount” has the meaning specified in Section 4.2.

(ii)                                  “Prepayment Election Date” has the meaning specified in Section 4.2.

(jj)                                  “Prepayment Election Notice” has the meaning specified in Section 4.2.

(kk)                            “Purchase Agreement” has the meaning specified in the preamble of this Note.

(ll)                                  “Purchased Shares” has the meaning specified in Section 5.5(f).

(mm)                      “Record Date” has the meaning specified in Section 5.5(g).

(nn)                          “Representative” means (i) the indenture trustee or other trustee, agent or representative for holders of Senior Indebtedness or (ii) with respect to any Senior Indebtedness that does not have any such trustee, agent or other representative, (A) in the case of such Senior Indebtedness issued pursuant to an agreement providing for voting arrangements as among the holders or owners of such Senior Indebtedness, any holder or owner of such Senior Indebtedness acting with the consent of the required persons necessary to bind such holders or owners of such Senior Indebtedness and (B) in the case of all other such Senior Indebtedness, the holder or owner of such Senior Indebtedness.

(oo)                          “Rights” has the meaning specified in Section 5.5(d).

(pp)                          “Rights Plan” has the meaning specified in Section 5.5(d).

(qq)                          “Senior Indebtedness” means (i) the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and rent payable on or in connection with, and all fees, costs, enforcement expenses, collateral protection expenses and other reimbursement or indemnity obligations in respect of all of the Indebtedness or obligations of the Company to any Person for money borrowed that is evidenced by a note, bond, debenture, loan agreement, or similar instrument or agreement; (ii) commitment or standby fees due and payable to lending institutions with respect to credit facilities available to the Company; (iii) all of the Company’s noncontingent obligations (A) for the reimbursement of any obligator on any letter of credit, banker’s acceptance, or similar credit transaction, (B) under interest rate swaps, caps, collars, options and similar arrangements, and (C) under any foreign exchange contract, currency swap arrangement, futures contract, currency option contract, or other foreign currency hedge; (iv) all of the obligations of the Company for the payment of money relating to capital lease obligations; (v) any liabilities of others described in clauses (i) through (iv) that the Company has guaranteed or which are otherwise the Company’s legal liability; and (vi) renewals, extensions, refundings, refinancings, restructurings, amendments, and modifications of any such indebtedness or guarantee, other than indebtedness or other obligation of the Company that by its terms is not superior in rights to the payment to this Note; provided that Senior Indebtedness shall not include (1) the Notes, (2) any Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness is “pari passu” with or “junior” to the Notes, (3) any obligation of the Company to any Subsidiary, (4) the outstanding 5.5% Convertible Subordinated Notes Due 2007 of the Company and all obligations thereunder, and (5) the outstanding 3½% Convertible Subordinated Notes due 2011 of the Company and all obligations thereunder.

(rr)                                “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (B) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

(ss)                            “Trading Day” has the meaning specified in Section 5.5(g).

(tt)                                “Trigger Event” has the meaning specified in Section 5.5(d).

(uu)                          “Voting Securities” means securities of any class or series of a corporation, association or other entity, the holders of which are ordinarily, in the absence of contingencies, entitled to vote generally in matters put before the shareholders or members of such corporation, association or other entity.

(vv)                          “Wholly-Owned Subsidiary” means, with respect to any entity, a Subsidiary, all of the outstanding Voting Securities of which are owned, directly or indirectly, by such entity.

2.                                       Default and Remedies.

2.1                                 Events of Default.  An “Event of Default” shall occur if one of the following shall have occurred and be continuing:

(a)                                  default in the payment of the principal of this Note when the same shall become due and payable (either at maturity or in connection with any prepayment, by acceleration or otherwise), whether or not such payment is permitted under Section 3; or

(b)                                 default in the payment of the principal of any other Note when the same shall become due and payable (either at maturity or in connection with any prepayment, by acceleration or otherwise), whether or not such payment is permitted under Section 3; or

(c)                                  subject to Section 2.2(a), failure on the part of the Company to comply with any of its obligations in this Note or any other Note, in each case other than any obligation a default in whose performance or breach is elsewhere in this Section 2.1 specifically dealt with; or

(d)                                 subject to Section 2.2(b), failure on the part of the Company to comply (i) in any material respect under the Purchase Agreement, (ii) in any material respect under the License Agreement, or (iii) in any material respect under the Security Agreement; or

(e)                                  default in the Company’s obligation to provide a Designated Event Notice upon a Designated Event as provided in Section 4.3(b) or failure by the Company to deliver shares of Common Stock upon conversion of this Note within the time period specified in Section 5.2, and such failure continues for a period of five (5) days; or

(f)                                    default in payments or default in other obligations causing acceleration of Indebtedness (including without limitation the outstanding 5.5% Convertible Subordinated Notes Due 2007 of the Company and the outstanding 3½% Convertible Subordinated Notes due 2011  of the Company) prior to maturity, where the aggregate amount of principal, premium, if any, and accrued interest subject to such default is $10 million or more, unless such Indebtedness is discharged or such acceleration is withdrawn, cancelled or annulled within 10 days of such acceleration; or

(g)                                 the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of the property of the Company, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(h)                                 an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to the Company or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any substantial part of the property of the Company, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

2.2                                 Notice and Cure.

(a)                                  A default under Section 2.1(c) above is not an Event of Default until the Holder notifies the Company in writing of the default and the Company does not cure the default within sixty (60) days after receipt of such notice.  The notice given pursuant to this Section 2.2 must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.”

(b)                                 A default under Section 2.1(d) above is not an Event of Default until the Holder notifies the Company in writing of the default and the Company does not cure the default within thirty (30) days (or such other time period specifically provided for in the applicable agreement) after receipt of such notice.  The notice given pursuant to this Section 2.2 must specify the default, demand that it be remedied and state that the notice is a “Notice of Default.”

(c)                                  The Company shall promptly notify Holder upon becoming aware of any Event of Default.

2.3                                 Acceleration.  If an Event of Default (other than an Event of Default specified in Section 2.1(g) or (h)) occurs and is continuing, the Holder may, by notice in writing to the Company, declare all unpaid principal to the date of acceleration on this Note then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable.  If an Event of Default specified in Section 2.1(g) or (h) occurs, all unpaid principal of this Note then outstanding shall be immediately and automatically due and payable without necessity of further action.  The Holder may at any time, by notice to the Company, rescind an acceleration and its consequences.  No such rescission shall affect any subsequent default or impair any right consequent thereto.

2.4                                 Other Remedies.

(a)                                  Available Remedies.  If an Event of Default occurs and is continuing, the Holder may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal on this Note or to enforce the performance of any provision of this Note.

(b)                                 Remedies Not Exclusive.  A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

3.                                       Subordination.

3.1                                 Agreement of Subordination.

(a)                                  The Company covenants and agrees, and the Holder by its acceptance thereof likewise covenants and agrees, that this Note shall be issued subject to the provisions of this

Section 3, and each Person holding this Note, whether upon original issue or upon registration of transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

(b)                                 The payment of the principal of this Note (including, but not limited to, the Prepayment Election Amount or the Designated Event Prepayment Amount) shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, whether outstanding at the date of this Note or thereafter incurred.

(c)                                  No provision of this Section 3 shall prevent the occurrence of any default or Event of Default hereunder or have any effect on the rights of the Holder to accelerate the maturity of this Note.  Notwithstanding anything to the contrary contained herein, the provisions of this Section 3 shall only apply with respect to principal payments under this Note and, for the avoidance of doubt, shall not apply in any respect to any other payments by the Company or its Affiliates in any other manner or circumstance (whether under the License Agreement or otherwise).

3.2                                 No Payments to the Holder Upon Defaults Relating to Senior Indebtedness.

(a)                                  No payment shall be made with respect to the principal of this Note (including, but not limited to, the Prepayment Election Amount or the Designated Event Prepayment Amount or any other payment payable in respect of this Note), if:

(i)                                     a default in the payment of principal (including any letter of credit reimbursement obligations), premium, if any, interest, rent, commissions or other obligations in respect of Senior Indebtedness occurs and is continuing (or, in the case of Senior Indebtedness for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the instrument or lease evidencing such Senior Indebtedness) (a “Payment Default”); or

(ii)                                  a default, other than a Payment Default, on any Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) (or in the case of any lease that is Senior Indebtedness, a default occurs and is continuing that permits the lessor to either terminate the lease or require the Company to make an irrevocable offer to terminate the lease following an event of default thereunder) and the Holder receives a notice of the default (a “Payment Blockage Notice”) from a holder of Senior Indebtedness or a Representative of Senior Indebtedness (a “Non-Payment Default”).

If the Holder receives any Payment Blockage Notice pursuant to clause (ii) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 3.2 unless and until at least 365 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice.  No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Holder shall be, or be made, the basis for a subsequent Payment Blockage Notice.

(b)                                 The Company may and shall resume payments on and distributions in respect of this Note (including, but not limited to, the Prepayment Election Amount or the Designated Event Prepayment Amount):

(i)                                     in the case of a Payment Default, the date upon which any such Payment Default is cured or waived or ceases to exist, or

(ii)                                  in the case of a Non-Payment Default, the earlier of (A) the date upon which such default is cured or waived or ceases to exist or (B) 179 days after the applicable Payment Blockage Notice is received by the Holder if the maturity of such Senior Indebtedness has not been accelerated and there is no Payment Default (or in the case of any lease, 179 days after notice is received if the Company and the Holder have not received notice that the lessor under such lease has exercised its right to terminate the lease or require the Company to make an irrevocable offer to terminate the lease following an event of default thereunder and there is no Payment Default), unless this Section 3 otherwise prohibits the payment or distribution at the time of such payment or distribution.

3.3                                 Payments Over To Senior Indebtedness Upon Dissolution.  Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full before any payment is made on account of the principal of  this Note, and upon any such dissolution or winding up or liquidation or reorganization of the Company or bankruptcy, insolvency, receivership or other similar proceeding, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled in respect of the principal of this Note, except for the provisions of this Section 3, shall (except as aforesaid) be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder if received by it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their Representative or Representatives, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holder.

For purposes of this Section 3, the words, “Cash, Property or Securities” shall not be deemed to include shares of Common Stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Section 3 with respect to this Note to the payment of all Senior Indebtedness which may at the time be outstanding; provided that (i) the Senior Indebtedness is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of Senior Indebtedness (other than leases which are not assumed by the Company or the new corporation, as the case may be) are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided for in Section 6 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 3.3 if such other Person shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 6.

3.4                                 Prior Payment of Senior Indebtedness Upon Acceleration of Notes.  If the maturity of this Note has been accelerated because of an Event of Default, no payment or distribution shall be made to the Holder in respect of the principal of this Note (including, but not limited to, the Prepayment Election Amount or the Designated Event Prepayment Amount), until all Senior Indebtedness has been paid in full or such acceleration is rescinded in accordance with the terms of this Note.  If payment of this Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration.  The Company shall promptly notify the Holder of notice of acceleration received in respect of the repayment of any Senior Indebtedness or any other Indebtedness.

3.5                                 Payment Over To Senior Indebtedness.  In the event that, notwithstanding Sections 3.2, 3.3 or 3.4, any payment or distribution of assets of the Company of any kind or character in respect of the principal of this Note, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by Section 3.2, 3.3 or 3.4 shall be received by the Holder before all Senior Indebtedness is paid in full or provision is made for such payment thereof in accordance with its terms to the extent that the Holder has acquired notice, by whatever means, that all Senior Indebtedness has not been paid in full, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Senior Indebtedness or their Representative or Representatives, as their respective interests may appear, as calculated by the Company, for application to the payment of any Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness.

3.6                                 Subrogation.  Subject to the payment in full of all Senior Indebtedness, the rights of the Holder with respect to principal payments under this Note shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Section 3 (equally and ratably with the holders of all Indebtedness of the Company which by its express terms is subordinated to other Indebtedness of the Company to substantially the same extent as the Note is subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal of this Note shall be paid in full, and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 3, and no payment pursuant to the provisions of this Section 3, to or for the benefit of the holders of

Senior Indebtedness by Holder, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, and no payments or distributions of cash, property or securities to or for the benefit of the Holder pursuant to the subrogation provisions of this Section 3, which would otherwise have been paid to the holders of Senior Indebtedness, shall, as among the Company and its creditors other than the Holder, be deemed to be a payment by the Company to or for the account of the Note. It is understood that the provisions of this Section 3 are intended solely for the purposes of defining the relative rights of the Holder, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

3.7                                 Payment Obligations Unconditional.  Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 3 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

3.8                                 No Impairment of Subordination.  No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.  Senior Indebtedness may be created, renewed or extended and holders of Senior Indebtedness may exercise any rights under any instrument creating or evidencing such Senior Indebtedness, including, without limitation, any waiver of default thereunder, without any notice to or consent from the Holder.  No compromise, alteration, amendment, modification, extension, renewal or other change of, or waiver, consent or other action in respect of, any liability or obligation under or in respect of the Senior Indebtedness or any terms or conditions of any instrument creating or evidencing such Senior Indebtedness shall in any way alter or affect any of the provisions of this Section 3 or the subordination of the Note provided hereby.

3.9                                 Certain Conversions Not Deemed Payment.  For the purposes of this Section 3 only, (a) the issuance and delivery of Junior Securities upon conversion of this Note in accordance with Section 5 and (b) the payment, issuance or delivery of cash, property or securities upon conversion of this Note as a result of any transaction specified in Section 5.6 shall not be deemed to constitute a payment or distribution on account of the principal of this Note.  For the purposes of this Section 3.9, the term “Junior Securities” means (a) Common Stock of the Company or (b) securities of the Company that are subordinated in right of payment to all Senior Indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, this Note is so subordinated as provided in this Section 3. Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall impair, as among the Company, its creditors (other than holders of Senior Indebtedness) and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance with Section 5.

3.10                           Senior Indebtedness Entitled to Rely.  The holders of Senior Indebtedness shall have the right to rely upon the provisions of this Section 3, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

3.11                           Reliance on Judicial Order or Certificate of Liquidating Agent.  Upon any payment or distribution of assets of the Company referred to in this Section 3, the Holder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 3.

4.                                       Prepayment.

4.1                                 Prepayment at Option of the Company.  The Company may not prepay this Note prior to [                               ].  At any time on or after [                               ] and prior to maturity, this Note may be prepaid at the option of the Company, in whole or in part (in increments of at least $500,000 and multiples of $10,000 thereafter in any one payment (or, if the principal amount of this Note then outstanding is less than $500,000, such principal amount then outstanding)), at any time and from time to time, upon notice as set forth in Section 4.2 at a price equal to 100% of the principal amount thereof.

4.2                                 Notice of Prepayment.  In case the Company shall desire to exercise the right to prepay all or, as the case may be, any part of this Note pursuant to Section 4.1, it shall fix a date for prepayment  (the “Prepayment Election Date”) and it shall mail or cause to be mailed a notice of such prepayment (a “Prepayment Election Notice”) not fewer than twenty (20) nor more than sixty (60) days prior to the Prepayment Election Date to the Holder.  Such mailing shall be by first class mail or overnight courier service.  The Prepayment Election Notice shall state:

(i)                                     the Prepayment Election Date;

(ii)                                  the amount of the prepayment (the “Prepayment Election Amount”);

(iii)                               that payment will be made upon presentation and surrender of this Note;

(iv)                              the current Conversion Price;

(v)                                 the date on which the right to convert this Note into Common Stock will expire;

(vi)                              in case this Note is to be prepaid in part only, that, on and after the Prepayment Election Date, upon surrender of this Note, a new Note in principal amount equal to the portion of this Note not prepaid will be issued; and

(vii)                           that, unless the Company defaults in paying the Prepayment Election Amount on the Prepayment Election Date, the only remaining right of the Holder in respect of the Prepayment Election Amount shall be to receive payment of the Prepayment Election Amount.

4.3                                 Prepayment at Option of Holder Upon a Designated Event.

(a)                                  If there shall occur a Designated Event at any time prior to maturity of this Note, then the Holder shall have the right, at the Holder’s option, to require the Company to prepay this Note, or any portion thereof that is at least $500,000 and multiples of $10,000 thereafter (or, if the principal amount of this Note then outstanding is less than $500,000, such principal amount then outstanding) (such amount to be prepaid, the “Designated Event Prepayment Amount”), on the date (the “Designated Event Prepayment Date”) specified by the Company that is not less than twenty (20) Business Days and not more than thirty-five (35) Business Days after the date of the Designated Event Notice (as defined in Section 4.3(b)) of such Designated Event at a price equal to 100% of the principal amount thereof.  Prepayment of this Note under this Section 4.3 shall be made, at the option of the Holder, upon:

(i)                                     delivery to the Company by the Holder of a duly completed notice (the “Designated Event Prepayment Notice”) in the form attached to this Note prior to the close of business on the Designated Event Prepayment Date; and

(ii)                                  delivery of this Note to the Company at any time after delivery of the Designated Event Prepayment Notice, such delivery being a condition to receipt by the Holder of the Designated Event Prepayment Amount therefor.

Notwithstanding anything herein to the contrary, the Holder shall have the right to withdraw any Designated Event Prepayment Notice at any time prior to the close of business on the Designated Event Prepayment Date by delivery of a written notice of withdrawal to the Company.

(b)                                 Within ten (10) days after the occurrence of a Designated Event, the Company shall mail or cause to be mailed to the Holder a notice (the “Designated Event Notice”) of the occurrence of such Designated Event and of the prepayment right at the option of the Holder arising as a result thereof.  Such mailing shall be by first class mail.  The Designated Event Notice shall state:

(i)                                     the date of the Designated Event;

(ii)                                  the circumstances constituting the Designated Event;

(iii)                               that the Holder has the right, at the Holder’s option, to require the Company to prepay this Note, or any portion thereof that is a minimum of $500,000 and multiples of $10,000 thereafter (or, if the principal amount of this

Note then outstanding is less than $500,000, such principal amount then outstanding);

(iv)                              that the Holder must exercise the prepayment right on or prior to the close of business on the Designated Event Prepayment Date (the “Designated Event Expiration Time”);

(v)                                 that the holder shall have the right to withdraw any Designated Event Prepayment Notice prior to the Designated Event Expiration Time;

(vi)                              a description of the procedure which the Holder must follow to exercise such prepayment right and to withdraw any Designated Event Prepayment Notice; and

(vii)                           the place where the Holder is to surrender this Note and deliver its Designated Event Prepayment Notice.

(c)                                  Upon receipt by the Company of the Designated Event Prepayment Notice specified in Section 4.3(a), the Holder shall (unless such Designated Event Prepayment Notice is withdrawn as specified in this Section 4.3) thereafter be entitled to receive on the Designated Event Prepayment Date the Designated Event Prepayment Amount with respect to this Note.  Any principal amount of this Note in respect of which a Designated Event Prepayment Notice has been given by the Holder may not be converted into shares of Common Stock pursuant to Section 5 on or after the date of the delivery of such Designated Event Prepayment Notice unless such Designated Event Prepayment Notice has first been validly withdrawn.  No failure of the Company to give the foregoing notices and no defect therein shall limit the Holder’s repurchase rights or affect the validity of the proceedings for the repurchase of the Note pursuant to this Section 4.3.

5.                                       Conversion.

5.1                                 Right To Convert.  Subject to and upon compliance with the provisions of this Note, the Holder shall have the right, at any time and from time to time prior to the Maturity Date, at the Holder’s option, to convert the principal amount of this Note, or any portion of such principal amount that is a multiple of $1,000, into fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) at the Conversion Price in effect at such time, by surrender of this Note so converted in the manner provided in Section 5.2.

If all or any part of this Note is to be prepaid pursuant to Section 4.1, the conversion right specified in this Section 5.1 shall terminate as to the principal amount to be prepaid at the close of business on the Business Day immediately preceding the Prepayment Election Date (unless the Company shall default in paying the Prepayment Election Amount specified in the Prepayment Election Notice with respect thereto when due, in which case such conversion right shall terminate at the close of business on the date such default is cured in full).

If the Holder elects to exercise its option to require the Company to prepay this Note upon a Designated Event pursuant to Section 4.3, this Note may be converted only if the Holder withdraws its election in accordance with Section 4.3.  The Holder shall not be entitled to any rights of a holder of Common Stock until the Holder has converted this Note into Common Stock, and only to the extent this Note is deemed to have been converted into Common Stock under this Section 5.

5.2                                 Exercise Of Conversion Right; Issuance Of Common Stock On Conversion.  In order to exercise the conversion right with respect to this Note, the Company must receive this Note with the original or facsimile of the form entitled “Conversion Notice” attached hereto, duly completed and manually signed.  Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock that shall be issuable on such conversion shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 5.7.

As promptly as practicable after satisfaction of the requirements for conversion set forth above, subject to compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the Holder (as if such transfer were a transfer of this Note (or portion thereof so converted)), the Company shall issue and shall deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Security or portion thereof as determined by the Company in accordance with the provisions of this Section 5 and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, calculated by the Company as provided in Section 5.3.  In case this Note shall be surrendered for partial conversion, the Company shall execute and deliver to the Holder a new note in an aggregate principal amount equal to the unconverted portion of this Note.

Each conversion shall be deemed to have been effected as to this Note (or portion thereof) on the date on which the requirements set forth above in this Section 5.2 have been satisfied as to this Note (or portion thereof), and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided that any surrender for conversion of this Note on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which this Note shall be surrendered.

5.3                                 Cash Payments in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of this Note.   If more than one Note shall be surrendered for conversion at one time by the Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted hereby) so surrendered.   If any fractional share of stock would be issuable upon the conversion of this Note, the Company shall make an adjustment and payment therefor in cash at the current market price thereof to the Holder.  For purposes of this Section 5.3 only, the current market price of a share of Common Stock shall be the Closing Sale Price on the last Trading Day immediately preceding the day on which this Note (or the specified portion thereof) is deemed to have been converted.

5.4                                 Conversion Price.  Subject to Section 5, the price at which shares of Common Stock shall be delivered upon conversion of this Note (the “Conversion Price”) shall be initially $[       ]per share.  The Conversion Price shall be adjusted in certain instances as provided in this Section 5.    Accordingly, subject to the provisions of this Note, at any time prior to the Maturity Date, the Holder shall have the right, at its option, to convert each $1,000 principal amount of this Note into a number of shares of Common Stock equal to the quotient obtained by dividing (a) 1,000 by (b) the Conversion Price.

5.5                                 Adjustment Of Conversion Price.  The Conversion Price shall be adjusted from time to time by the Company as follows:

(a)                                  In case the Company shall hereafter pay a dividend or make a distribution to all holders of the outstanding shares of Common Stock in shares of Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect at the opening of business on the date following the Record Date for such dividend or distribution by a fraction,

(i)                                     the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of shares of Common Stock constituting such dividend or other distribution; and

(ii)                                  the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date,

such decrease to become effective immediately after the opening of business on the day following such Record Date.  If any dividend or distribution of the type described in this Section 5.5(a) is declared but ultimately not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(b)                                 In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date for the issuance of such rights and warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the date such distribution is first publicly announced by the Company (other than any rights or warrants referred to in Section 5.5(d) or Rights (as defined in Section 5.5(d)) distributed pursuant to a Rights Plan (as defined in Section 5.5(d))), the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to such Record Date by a fraction,

(i)                                     the numerator of which shall be the number of shares of Common Stock outstanding on such Record Date plus the total number of additional shares of Common Stock offered for subscription or purchase, and

(ii)                                  the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at a price equal to the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the date such distribution is first publicly announced by the Company.

Such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the Record Date for the issuance of such rights or warrants.  To the extent that shares of Common Stock ultimately are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights or warrants ultimately are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such Record Date had not been fixed.  In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days immediately preceding the date such distribution is first publicly announced by the Company, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors with the consent of the Holder (not to be unreasonably withheld).

(c)                                  In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(d)                                 In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company or evidences of its indebtedness or assets (including cash or securities, but excluding any rights or warrants referred to in Section 5.5(b) and also excluding the distribution of rights to all holders of Common Stock pursuant to a Rights Plan (as defined below) adopted before or after the date of this Note, and excluding any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 5.5(a) (any of the foregoing hereinafter in this Section 5.5(d) called the “Distributed Property”), then, in each such case (unless the Company elects to reserve such Distributed Property for distribution to the Holder upon the conversion of this Note so that the Holder will receive upon conversion, in addition to the shares of Common Stock to which the Holder is entitled, the amount and kind of such Distributed Property which the Holder would have received if the Holder had converted this Note into Common Stock immediately prior to the Record Date for such distribution of the Distributed Property) the Conversion Price shall be reduced so that the same shall be equal to the price determined by dividing the Conversion Price in effect on the Record Date with respect to such distribution by a fraction,

(i)                                     the numerator of which shall be the Current Market Price on such Record Date; and

(ii)                                  the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (in each case, for purposes of this Note, as determined by the Board of Directors with the consent of the Holder (which shall not be unreasonably withheld), whose determination in the case of the Company shall be described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined) of the portion of the Distributed Property so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion the amount of Distributed Property the Holder would have received had the Holder converted this Note on the Record Date for such distribution.  If such dividend or distribution ultimately is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 5.5(d) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date for such distribution.  Notwithstanding the foregoing, if the Distributed Property distributed by the Company to all holders of its Common Stock consist of capital stock of, or similar equity interests in, a Subsidiary or other business unit of the Company or a Subsidiary, the Conversion Price shall be reduced so that the same shall be equal to the price determined by dividing the Conversion Price in effect on the Record Date with respect to such distribution by a fraction,

(i) the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq National Market or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the Fair Market Value of the securities distributed in respect of each share of Common Stock for which this Section 5.5(d) applies, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those securities distributed for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and

(ii) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the ten (10) Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date, such adjustment to become effective immediately prior to the opening of business on the day following such Record Date; provided that the Company may in lieu of the foregoing adjustment make adequate provision so that the Holder shall have the right to receive upon conversion the amount of Distributed Property the Holder would have received had the Holder converted this Note on the Record Date with respect to such distribution.

With respect to any rights (the “Rights”) that may be issued or distributed pursuant to the Company’s existing preferred stock rights plan and any similar rights plan that the Company implements after the date of this Note (any existing or future preferred shares rights plan or similar rights plan, a “Rights Plan”), upon conversion of this Note into Common Stock, to the extent that such Rights Plan has been implemented and is still in effect upon such conversion, the Holder will receive, in addition to the Common Stock, the Rights described therein (whether or not the Rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in any such Rights Plan.  Any distribution of Rights pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 5.5(d) but, if not so compliant, shall constitute such a distribution.  Other than as specified in this paragraph, there will not be any adjustment to the Conversion Price as the result of the issuance of any Rights, the distribution of separate certificates representing such Rights, the exercise or redemption of such Rights in accordance with any Rights Plan or the termination or invalidation of any Rights.

Rights or warrants (other than rights issued pursuant to a Rights Plan) distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable, and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 5.5 (and no adjustment to the Conversion Price under this Section 5.5 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 5.5(d).  If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 5.5 was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Conversion Price shall be made pursuant to this Section 5.5(d) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed or reserved by the Company for distribution to the Holder upon conversion by the Holder of this Note into Common Stock.

For purposes of this Section 5.5(d) and Section 5.5(a) and (b), any dividend or distribution to which this Section 5.5(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of capital stock other than such shares of Common Stock or rights or warrants (and any Conversion Price adjustment required by this Section 5.5(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price adjustment required by Sections 5.5(a) and 5.5(b) with respect to such dividend or distribution shall then be made), except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Section 5.5(a).

(e)                                  In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary), then, in such case, the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the close of business on the Record Date for such dividend or distribution by a fraction,

(i)                                     the numerator of which shall be the Current Market Price on such Record Date; and

(ii)                                  the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock,

such adjustment to be effective immediately prior to the opening of business on the day following such Record Date;

provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion the amount of cash the Holder would have received had the Holder converted this Note on the Record Date.  If such dividend or distribution is not so paid or made, such Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(f)                                    In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined as aforesaid) that as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by dividing the Conversion Price in effect immediately prior to the Expiration Time by a fraction,

(i)                                     the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, and

(ii)                                  the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time.

such adjustment to become effective immediately prior to the opening of business on the day following the Expiration Time.  If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such tender or exchange offer had not been made.

(g)                                 For purposes of this Section 5.5, the following terms shall have the meaning indicated:

(i)                                     “Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days ending not later than the earlier of such date of determination and the day before the “ex” date with respect to the issuance, distribution, subdivision or combination requiring such computation immediately prior to the date in question.  For purposes of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.

If another issuance, distribution, subdivision or combination to which Section 5.5 applies occurs during the period applicable for calculating “Current Market Price” pursuant to the definition in the preceding paragraph, “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period with the consent of the Holder (which shall not be unreasonably withheld).

(ii)                                  “Fair Market Value” shall mean the amount which a willing buyer would pay a willing seller in an arm’s-length transaction.

(iii)                               “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(iv)                              “Trading Day” shall mean (x) if the applicable security is quoted on The Nasdaq Stock Market, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the American Stock Exchange, New York Stock Exchange or another national securities exchange, a day on which the American Stock Exchange, New York Stock Exchange or another national securities exchange is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h)                                 The Company may make such reductions in the Conversion Price, in addition to those required by Section 5.5(a), (b), (c), (d), (e) or (f) as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase

Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may reduce the Conversion Price by any amount for any period of time if the Board of Directors shall have made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive.  Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall notify the Holder of such reduction, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

(i)                                     No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided that any adjustments that by reason of this Section 5.5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.  All calculations under this Section 5 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be.  No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest or for any issuance of Common Stock or convertible or exchangeable securities or rights to purchase Common Stock or convertible or exchangeable securities.  To the extent this Note becomes convertible into cash, assets, property or securities (other than capital stock of the Company), no adjustment need be made thereafter as to the cash, assets, property or such securities.  Interest will not accrue on any cash into which this Note is convertible.

(j)                                     Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly notify the Holder of the adjustment and provide the Holder with a notice setting forth the Conversion Price after such adjustment, the date of such adjustment, and a brief statement of the facts requiring such adjustment.  Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(k)                                  In any case in which this Section 5.5 provides that an adjustment shall become effective immediately after (1) a Record Date for an event, (2) the Record Date for a dividend or distribution described in Section 5.5(a), (3) the Record Date for the issuance of rights or warrants as described in Section 5.5(b) or (4) the Expiration Time for any tender or exchange offer pursuant to Section 5.5(f) (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (as hereinafter defined) (x) issuing to the Holder if this Note is converted after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to the Holder any amount in cash in lieu of any fraction pursuant to Section 5.3.  For purposes of this Section 5.5(k), the term “Adjustment Event” shall mean:

(i)                                     in any case referred to in clause (1) hereof, the occurrence of such event,

(ii)                                  in any case referred to in clause (2) hereof, the date any such dividend or distribution is paid or made,

(iii)                               in any case referred to in clause (3) hereof, the date of expiration of such rights or warrants, and

(iv)                              in any case referred to in clause (4) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

(l)                                     For purposes of this Section 5.5, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.  The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

5.6                                 Effect Of Reclassification, Consolidation, Merger or Sale.  If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 5.5(c) applies), (ii) any consolidation, merger or combination of the Company with another Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of all or substantially all of the properties and assets of the Company to any other Person as a result of which holders of Common Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute and deliver to the Holder a supplemental instrument providing that this Note shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by a holder of a number of shares of Common Stock issuable upon conversion of this Note (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert this Note) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise his rights of election, if any, as to the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance (provided that, if the kind or amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 5.6 the kind and amount of stock, other securities or other property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares).  Such supplemental instrument shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5.

The above provisions of this Section 5.6 shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

If this Section 5.6 applies to any event or occurrence, Section 5.5 shall not apply.

5.7                                 Taxes On Shares Issued.  The issuance of stock certificates on conversion of this Note shall be made without charge to the Holder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof.  The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

5.8                                 Reservation of Shares, Shares to Be Fully Paid; Compliance With Governmental Requirements; Listing of Common Stock.  The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of this Note from time to time.

Before taking any action that would cause an adjustment reducing the Conversion Price to an amount below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Note, the Company will take all corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

The Company covenants that all shares of Common Stock which may be issued upon conversion of this Note will be newly issued shares or treasury shares and will upon issue be duly authorized, fully paid and non-assessable by the Company and free from all pre-emptive rights, taxes, adverse claims, liens and charges with respect to the issue thereof.

The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of this Note hereunder require registration with or approval of any Governmental Authority before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible, to the extent then permitted by the rules and interpretations of the Commission (or any successor thereto), endeavor to secure such registration or approval, as the case may be.

The Company covenants that, if at any time the Common Stock shall be listed on The Nasdaq Stock Market or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of this Note; provided that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of this Note into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of this Note in accordance with the requirements of such exchange or automated quotation system at such time.

5.9                                 Notice To Holder Prior To Certain Actions.  In case:

(a)                                  the Company shall declare a dividend (or any other distribution) on its Common Stock that would require an adjustment in the Conversion Price pursuant to Section 5.5; or

(b)                                 the Company shall authorize the granting to the holders of all or substantially all of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(c)                                  of any reclassification or reorganization of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d)                                 of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company shall cause to be mailed to the Holder, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

5.10                           Requisite Antitrust Approvals For Conversion.  In the event that the conversion of this Security into shares of Common Stock would require the Company and the Holder to file notification and report forms with the Federal Trade Commission and Antitrust Division of the Department of Justice (the “FTC”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), then the Holder and the Company agree (a) to use their commercially reasonable efforts to complete promptly all applicable filings and provide all necessary information as required pursuant to the HSR Act, with each party bearing their own expenses in connection therewith, and (b) such conversion of this Note into shares of Common Stock shall not occur until such time as the required filings are made pursuant to the HSR Act and the required waiting periods have expired or early termination notifications have been granted by the FTC.

6.                                       Consolidation, Merger, Sale, Conveyance And Lease.

6.1                                 Company May Consolidate On Certain Terms.  Subject to the provisions of Section 6.2, the Company shall not consolidate with or merge into any other Person or Persons (whether or not affiliated with the Company), nor shall the Company or its successor or successors be a party or parties to successive consolidations or mergers, nor shall the Company sell, convey, transfer or lease all or substantially all of the property and assets of the Company to any other Person (whether or not affiliated with the Company), unless: (i) the Company is the surviving Person, or the resulting, surviving or transferee Person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) upon any such consolidation, merger, sale, conveyance, transfer or lease, the due and punctual payment of the principal of this Note, and the due and punctual performance and observance of all of the covenants and conditions of this Note to be performed by the Company, shall (unless the Company is the surviving Person or unless the surviving Person is a successor to the Company’s obligations hereunder and under this Note by operation of law) be expressly assumed, by supplemental instrument reasonably satisfactory in form and substance to the Holder, executed and delivered to the Holder by the Person formed by such consolidation, or into which the Company shall have been merged, or by the Person that shall have acquired or leased such property, and such supplemental instrument shall provide for the applicable conversion rights set forth in Section 5.6; and (iii) immediately after giving effect to the transaction described above, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

6.2                                 Successor To Be Substituted.  In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the successor Person, by supplemental instrument, executed and delivered to the Holder and reasonably satisfactory in form to the Holder, of the due and punctual payment of the principal of this Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Company, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of this first part.  In the event of any such consolidation, merger, sale, conveyance, transfer or lease, the Person named as the “Company” in the first paragraph of this Note or any successor that shall thereafter have become such in the manner prescribed in this Section 6 may be dissolved, wound up and liquidated at any time thereafter and such Person shall be released from its liabilities as obligor and maker of this Note and from its obligations under this Note.

7.                                       Miscellaneous.

7.1                                 General.  Unless otherwise specified, references in this Note to any section are references to such section of this Note and, unless otherwise specified, references in any section or definition to any clause are references to such clause of such section or definition.  Terms for which meanings are defined in this Note shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may permit or require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The term “including” means including, without limiting the generality of any description preceding such term.  Each reference herein to any Person shall include a reference to such Person’s successors and permitted assigns.  Unless otherwise specified, references to any agreement, instrument or other document in this Note refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

7.2                                 Amendment.  None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Company expressly referring to this Note and setting forth the provision so excluded, modified or amended.

7.3                                 Headings.  The headings of the sections of this Note have been inserted for convenience of reference only, are not intended to be considered part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

7.4                                 Notices.  All notices hereunder shall be given to a party in writing and shall be deemed received by the other party hereto, in each case in accordance with the terms of Section 7.4 of the Purchase Agreement as if any such notice were a notice thereunder.

7.5                                 Governing Law.  This Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

7.6                                 Transferability.  This Note may not be transferred or assigned by the Holder except as permitted by Section 6.3 of the Purchase Agreement.  Any such transfer may be made upon surrender of this Note for transfer at the principal executive offices of the Company duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and duly executed by the Holder and thereupon a new note in the outstanding principal amount of the Note so surrendered will be issued to the designated transferee or transferees.  No service charge will be made for any such transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  This Note is issuable only in registered form. The shares of Common Stock issuable upon conversion of this Note may not be transferred or assigned by the Holder except as permitted by Sections 4.6 of the Purchase Agreement.

7.7                                 Legal Holidays.  In any case in which the date of maturity of principal of this Note or the prepayment date of this Note will not be a Business Day, then payment of such principal of this Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the prepayment date.

7.8                                 No Security Interest Created.  Nothing in this Note, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction in which property of the Company or its subsidiaries is located.

7.9                                 This Note Solely A Corporate Obligation; No Right of Set-Off.  No recourse for the payment of the principal of this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Note or any instrument supplemental hereto, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, officer or director or subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released. The Company hereby covenants and agrees that it shall not have any right, whether at law or otherwise, to reduce or otherwise set-off (a) any obligations that Holder or any Affiliate may owe to the Company or any Affiliate, whether under the Purchase Agreement or the License Agreement or otherwise, against (b) any amounts which the Company may owe under this Note.

7.10                           No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

7.11                           Binding Effect.  Subject to the restrictions on transfer described in Section 7.6, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors and assigns of the parties.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its duly authorized officer as of the date first set forth above.

INCYTE CORPORATION

By

Name

Title

CONVERSION NOTICE

TO:                            INCYTE CORPORATION

The undersigned Holder of this Note hereby irrevocably exercises the option to convert this Note, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into shares of Common Stock of Incyte Corporation in accordance with the terms of this Note, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Note representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below.  If shares or any portion of this Note not converted are to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto.

Dated:

Principal amount to be converted (if less than all):  $

(Print or Type Name of Holder)

By

Name

Title

Complete the following if shares of Common Stock and/or Note for any unconverted principal amount to be issued and delivered to any Person other than in the name of the registered Holder:

[   ] Please issue the certificate for shares of Common Stock to and/or

[   ] Please issue the Note for any unconverted principal amount to:

(Name)	Social Security or Other Taxpayer Identification No.

(Street Address)

(City, State and Zip Code)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Company in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

DESIGNATED EVENT REPURCHASE NOTICE

TO:                            INCYTE CORPORATION

The undersigned Holder of this Note hereby irrevocably acknowledges receipt of a notice from Incyte Corporation (the “Company”) regarding right of the Holder to elect to require the Company to prepay this Note upon the occurrence of a Designated Event with respect to the Company and requests and instructs the Company to prepay the entire principal amount of this Note, or the portion thereof (which is at least $500,000 and a multiple of $10,000 thereafter (or, if the principal amount of this Note then outstanding is less than $500,000, such principal amount then outstanding)) below designated, in accordance with the terms of this Note.

Dated:

Principal amount to be prepaid (if less than all): $

(Print or Type Name of Holder)

By

Name

Title

NOTICE: The above signature(s) of the Holder must correspond with the name as written upon the first page of this Note in every particular without alteration or enlargement or any change whatever.

Taxpayer Identification Number